UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2015

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On May 20, 2015, MMRGlobal, Inc. (the "Company"), our subsidiary MyMedicalRecords, Inc. ("MMR"), and The RHL Group, Inc. ("The RHL Group"), a California corporation, entered into that certain Tenth Amended and Restated Promissory Note (the "Amended Note"), effective as of May 20, 2015. The Amended Note amends and restates that certain Ninth Amended and Restated Promissory Note entered into between the foregoing parties, effective April 29, 2014 (the "Existing Note" and together with its predecessor notes and the Amended Note, the "Credit Facility"). Other than the term, the Amended Note does not materially alter the remaining terms of the Existing Note.

The Amended Note has a balance of $1,764,641.92. In connection with the Amended Note, the Company has issued The RHL Group warrants to purchase 1,764,642 shares of the Company common stock at $0.003 per share, the market closing price on the day of execution of the Amended note. There were no loan origination fees charged by The RHL Group with respect to the Amended Note.

The RHL Group is a significant stockholder of our Company and is wholly-owned by Robert H. Lorsch, Chairman, Chief Executive Officer and President of the Company and MMR. Historically, the predecessor notes have, over time, increased the maximum amount of credit available under the Credit Facility from $100,000 to $1,000,000 to $3,000,000. The maximum amount of the Amended Note is $4,500,000. The Amended Note continues to bear interest at the lesser of 10% or the highest rate then permitted by law, and is secured (similar to the Existing Note) by a Security Agreement, which has been in effect since July 31, 2007, as renewed and amended to date (the "Security Agreement").

The foregoing description of the Amended Note and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Note and Security Agreement, copies of which will be filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
May 27, 2015	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer